----------                                       ------------------------------
  FORM 4                                                 OMB APPROVAL
----------                                       ------------------------------
[_] Check this box if                             OMB Number:        3235-0287
    no longer subject                             Expires:  September 30, 1998
    to Section 16.                                Estimated average burden
    Form 4 or Form 5                              hours per response...... 0.5
    obligations may                              ------------------------------
    continue. See
    Instruction 1(b).

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

              Filed pursuant to Section 16(a) of the Securities
                Exchange Act of 1934, Section 17(a) of the
               Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

    Kotowski                       Andreas
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

     C/O OSI Systems, Inc.       12525 Chadron Avenue
--------------------------------------------------------------------------------
                                   (Street)

       Hawthorne                      CA                            90250
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol   OSI Systems, Inc. (OSIS)
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                ----------------------------------------------------------------

4.  Statement for Month/Year    3/02
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


    ___ Director      X  Officer             ___ 10% Owner  ___ Other
                     --- (give title below)                     (specify below)

                           Chief Technology Officer
                          --------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

      X  Form filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V    Amount        (A) or    Price       (Instr. 3 and 4)     (I)           ship
                                                                (D)                                        (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock         3-4-02      M                20,000       A         $11.50
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock         3-4-02      M                29,529       A         $11.50
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock         3-4-02      S                 5,000       D         $22.00
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock         3-4-02      S                20,000       D         $20.90
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock         3-5-02      S                14,000       D         $22.10       57,818
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

*  If the Form if filed by more than one Reporting Person, see Instruction
4(b)(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                       (Print or Type Responses)

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Option              $11.50              3-4-02              M                                       20,000
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Option              $11.50              3-4-02              M                                       24,529
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
 6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
    cisable and       Underlying Securities        of          of Deriv-        ship          ture
    Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
    Date                                           ative       Secur-           of De-        direct
    (Month/Day/                                    Secur-      ities            rivative      Bene-
    Year)                                          ity         Bene-            Securities    ficial
                                                   (Instr.     ficially         Bene-         Owner-
  --------------------------------------------     5)          Owned            ficially      ship
  Date     Expira-              Amount or                      at End           Owned at      (Instr.
  Exer-    tion         Title   Number of                      of               End of        4)
  cisable  Date                 Shares                         Month            Month(1)
                                                               (Instr. 4)       (Instr. 4)
-------------------------------------------------------------------------------------------------------
 (1)       5/31/02  Common stock   20,000         $11.50
-------------------------------------------------------------------------------------------------------
 (1)       5/31/02  Common stock   29,529         $11.50
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

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-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) Entire Employee Stock Options are vested.


           /s/ Andy Kotowski                  4/2/02
          -------------------------------   ----------
          **Signature of Reporting Person      Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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